Exhibit 10.43

Confidential Waiver Agreement and General Release

Reference is hereby made to the Employment Agreement dated as of May 1, 2008, as amended (the “Employment Agreement”) between me, Michael Smiley, and Zebra Technologies Corporation (the “Company”). This Confidential Waiver Agreement and General Release (“Waiver/Release”) is a binding agreement between me and the Company and is the waiver and release referenced pursuant to Section 7B(3) of the Employment Agreement. My employment will terminate on December 2, 2016 (the “Termination Date”). I voluntarily and of my own free will sign this Waiver/Release because the Company is agreeing to give me something of value in return for my signing this Waiver/Release. The payments and benefits being provided for pursuant to the Employment Agreement and in consideration of this Waiver/Release are, specifically:

(a)
In accordance with Section 7A of the Employment Agreement, a payment in an amount equal to any unpaid salary through and including the Termination Date plus any accrued but unused vacation, less statutory income tax withholdings;

(b)
In accordance with Section 7B(1)(i)of the Employment Agreement, a payment in the amount of $450,000, said amount representing severance pay equal to 52 weeks of base salary, to be paid in equal biweekly payments of $17,307.69 each in accordance with the Company’s payroll practices (the “Salary Severance Payments”), less statutory income tax withholdings;

(c)
In accordance with Section 7B(1)(ii) of the Employment Agreement, a payment in an amount to be determined based on actual performance and base earnings in each of the four plan quarters under the 2016 Zebra Incentive Plan, which aggregate amount is to be paid in a lump sum when the 2016 Zebra Incentive is paid to other participants in the plan (the “2016 Annual Incentive Payment”), less statutory income tax withholdings; it being understood, that for purposes of the 2016 Annual Incentive Payment only, the Company will regard my 2016 personal performance as having “met expectations” and whether and to what extent I may receive a 2016 Annual Incentive Payment is subject to the achievement of financial performance targets in the 2016 Zebra Incentive Plan;

(d)
In accordance with Section 7B(1)(iv) of the Employment Agreement, a one-time payment in the amount of $382,500, said amount representing severance pay equal to my 2016 target annual incentive under the 2016 Zebra Incentive Plan, to be paid in a lump sum when the 2016 Zebra Incentive is paid to other participants in the plan (the “Annual Incentive Severance Payment”), less statutory income tax withholdings;

(e)
In accordance with Section 7B(1)(vi) of the Employment Agreement, the opportunity to participate in the Company’s outplacement assistance program with a value of such assistance up to $50,000 (“Outplacement Assistance”); and

(f)
In accordance with Section 7B(1)(vii) of the Employment Agreement, a subsidy of the cost for continuation coverage of any Company medical and dental plan in which I participated, in accordance with the Consolidated Omnibus Budget

Reconciliation Act (COBRA).

The above Salary Severance Payments, 2016 Annual Incentive Payment, and Annual Incentive Severance Payment shall cease and not be made, and the Outplacement Assistance shall cease, if and when I breach any of my obligations with respect to the Transition Cooperation, Confidentiality, Non-Solicitation & Non-Competition provisions and subparagraph (a) under Additional Agreements and Representations set forth below.

With respect to the period of the special COBRA subsidy, I will pay the same share of the applicable premium that would apply if I were participating in the medical and/or dental plans as an active employee and the Company will pay the applicable premium difference. I will also be allowed to continue my coverage in the Company’s vision plan in which I participated and will pay the applicable premium I paid as an active employee, in addition to a two percent COBRA administration fee.

This COBRA subsidy begins with the first day of the month after the Termination Date and continues until the earlier of December 31, 2017 and the date I become eligible for coverage under another group health plan that does not impose preexisting condition limitations on my coverage. Following the completion of my subsidy period, I will be required to pay the total COBRA cost in order to retain medical and dental coverage.

I understand that in return for the payments and benefits listed above, I will be giving up – i.e. “waiving” and “releasing” – any claims that I might have against the Company and certain other related persons or organizations, and am making certain other commitments as listed below.

I will receive the payments and assistance set forth above, less statutory income tax withholdings, only following my return of a fully executed copy of this Waiver/Release, provided that I do not revoke this Waiver/Release; provided, further that the payment set forth in (a) above shall be paid regardless of whether I execute this Waiver/Release. All such payments will be mailed to me at my home address.

Coverage of Waiver/Release

I intend that this Waiver/Release bind not only me, but also anyone who might stand in my place, including my heirs, executors, administrators, successors and assigns.

I also intend that this Waiver/Release cover not only the Company, but also the present and former employees of the Company, and all other persons who have or are regarded as having some relation to the Company, including its agents, directors, officers and servants. In addition,
I intend this Waiver/Release also cover other companies which are regarded as parents, subsidiaries, divisions, affiliates, owners, successors and assigns of the Company. All of the persons and business entities referred to in this subparagraph are collectively referred to as “Released Parties” for purposes of this Waiver/Release.

Claims Waived and Released

By signing this Waiver/Release, to the fullest extent of the law, I permanently waive, release and discharge each and every one of the Released Parties of and from any and all claims, demands, actions, expenses and liabilities of any kind, including but not limited to attorneys’ fees, which
I may have against them. This includes any claims I ever had or now have or can have of any nature whatsoever, whether now known to me or not known, through the date of my signing of this Waiver/Release, except any claims or rights which cannot be waived by law, including the right to file a federal, state or local administrative charge of discrimination.

Nothing in this Waiver/Release shall limit my right to participate or cooperate in a charge or complaint of discrimination or retaliation with any federal, state or local agency, and nothing in this Waiver/Release shall limit my right to challenge the enforceability of the release of age-related claims under this Waiver/Release. This paragraph shall be construed to the fullest extent permitted by law and in a manner that is consistent with the EEOC’s regulation on “Tender Back”, to the extent applicable.

My waiver, release and discharge of claims includes, but is not limited to, any claims arising in any way from my employment with the Company or the termination of my employment. Among the claims I waive, release and discharge are the following, although my waiver, release and discharge is not limited to these specific claims:

Any claims under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621 et seq. (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; any state law prohibiting employment discrimination or harassment and any other federal, state or local statute, rule, regulation or principle of common law, including any claims based on theories of contract, tort or otherwise; and any other claims for compensation or payment of any type other than the payments and benefits described on page (1), including but not limited to salary, bonus, vacation pay and/or long-term incentive payments, including stock options. However, it is agreed that I do not waive, release or discharge any claim I may have to receive whatever benefits in which I am fully vested under the terms of any Company benefit plans applicable to me.

No Admission of Liability

It is agreed that this Waiver/Release is not to be construed in any way as an admission of any liability whatsoever by one or more of the Released Parties. I understand that any such liability has been expressly denied by the Released Parties.

Confidentiality of Waiver/Release

I agree to keep the terms and provisions of this Waiver/Release in strictest confidence, I will not reveal to anyone, either directly or indirectly, the payments and benefits involved or the other terms and provisions of this Waiver/Release, except the following people after I have first had them promise to keep the information confidential: my personal attorney, my tax advisor and members of my immediate family living with me.

Transition Cooperation, Confidentiality & Non-Solicitation

In further consideration for the benefits described above, I agree to cooperate with and reasonably assist the Company in facilitating a smooth transition of my job duties (the “Transition Cooperation”), including by answering questions as may be asked of me by the Company from time-to-time following the termination of my employment, and I agree, understand and acknowledge the following:

(a)
Confidential Information. I have been furnished, have used or otherwise have had access to certain Confidential Information of the Company and/or a subsidiary of the Company. For purposes of this Waiver/Release, “Confidential Information” means any and all financial, technical, commercial or other information concerning the business and affairs of the Company and/or a subsidiary that is confidential and proprietary to the Company and/or a subsidiary, including without limitation:

(i)
    information relating to the Company’s or a subsidiary’s past and existing customers and vendors and development of prospective customers and vendors, including specific customer product requirements, pricing arrangements, payment terms, customer lists and other similar information;

(ii)	inventions, designs, methods, discoveries, works of authorship, creations, improvements or ideas developed or otherwise produced, acquired or used by the Company and/or a subsidiary;

(iii)
    the Company’s or a subsidiary’s proprietary programs, processes or software, consisting of but, not limited to, computer programs in source or object code and all related documentation and training materials, including all upgrades, updates, improvements, derivatives and modifications thereof and including programs and documentation in incomplete stages of design or research and development;

(iv)
    the subject matter of the Company’s or a subsidiary’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, training materials, and other industrial property, including such information in incomplete stages of design or research and development; and

(v)
    other confidential and proprietary information or documents relating to the Company's or a subsidiary’s products, business and marketing plans and techniques, sales and distribution networks and any other information or documents which the Company reasonably regards as being confidential.

The Company and its subsidiaries devote significant financial, human and other resources to the development of its products, its customer base and the general goodwill associated with its business, and the Company and its subsidiaries diligently maintain the secrecy and confidentiality of their Confidential Information. Each and every component of the Confidential Information is sufficiently secret to derive economic value from its not being generally known to other persons. While employed by the Company and/or a subsidiary and thereafter, I have held and will hold in the strictest confidence and not use in any manner which is detrimental to the Company or its subsidiaries or disclose to any individual or entity any Confidential Information.
All Company Materials are and will remain the sole property of the Company and/or a subsidiary. I agree that I will not remove any Company Materials from the business premises of the Company or a subsidiary or deliver any Company Materials to any person or entity outside the Company or a subsidiary. I further agree that I have returned or will return all Company Materials and other physical property, and any reproduction thereof, and other Company property in my possession (i.e. keys, pagers, credit cards, calling cards, procurement cards, conference call cards, identification cards, mobile devices, all documents and records relating in any way to the Company’s business, whether written or in electronically stored, including documents (and all copies), manuals, computer files, diskettes, customer lists and reports, laptop computers and related accessories, all computer equipment, flash drives or memory sticks, personal digital assistants, business equipment, home office equipment, etc.) not later than Termination Date.
For purposes of this Waiver/Release, “Company Materials” means documents or other media or tangible items that contain or embody Confidential Information or any other information concerning the business, operations or future/strategic plans of the Company and/or any subsidiary, whether such documents have been prepared by me or by others.
Nothing in this Waiver/Release prohibits me from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. I do not need the prior authorization of Zebra or its Legal Department to make any such reports or disclosures and I am not required to notify Zebra that I have made such reports or disclosures.

(b)	Non-Solicitation and Non-Compete. Notwithstanding any provision of this Waiver/Release, if, at any time prior to the date that is one year after the Termination Date, I directly or indirectly:

(i)	breach or violate subsection (a) above regarding Confidential Information and Company Materials; or

(ii)	employ, recruit or solicit for employment any person who is (or was within six (6) months prior to the Termination Date) an employee of the Company and/or any subsidiary; or

(iii)
    accept employment or engage in a competing business which may require contact, solicitation, interference or diverting of any of the Company’s or any subsidiary’s customers, or that may result in the disclosure, divulging, or other use, of Confidential Information or Company Materials acquired during my employment with the Company or any subsidiary; or

(iv)
    solicit or encourage any customer, vendor or potential customer or vendor of the Company or any subsidiary with whom I had contact while employed by the Company or any subsidiary to terminate or otherwise alter his, her or its relationship with the Company or any subsidiary; it being understood by me that any person or entity that I contacted during the twelve (12) months prior to the Termination Date for the purpose of soliciting sales from such person or entity shall be regarded as a "potential customer" of the Company or a subsidiary as to whom the Company or a subsidiary has a protectable proprietary interest;

the payments and other benefits set forth in this Waiver/Release (other than the payment set forth in (a) above) shall be forfeited automatically as of the date I engage in such activity and

I shall pay the Company, within five (5) business days of receipt by me of a written demand therefor, an amount in cash equal to any amounts previously paid to me under this Waiver/Release, without any deductions for tax or other offsets.

(c)	Remedies for Violation.
Injunctive Action. I acknowledge that if I violate the terms of this Section the injury that would be suffered by the Company and/or a subsidiary as a result of a breach of the provisions of this Waiver/Release (including any provision of subsection (a) or (b) above) would be irreparable and that an award of monetary damages to the Company and/or a subsidiary for such a breach would be an inadequate remedy. Consequently, the Company and/or a subsidiary will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Waiver/Release, and the Company and/or a subsidiary will not be obligated to post bond or other security in seeking such relief.

(d)
Enforceability of Restrictive Covenants. I agree, understand and acknowledge that the scope and duration of the restrictive covenants contained in this Waiver/Release are reasonable and necessary to protect a legitimate, protectable interest of the Company and its subsidiaries.

Additional Agreements and Representations
I further agree and represent that:

a)
My eligibility for the benefits in this Waiver/Release are subject to my continuing to serve as the Chief Financial Officer of the Company or in such other transition role as the Company may establish for me until the Termination Date unless an earlier date is agreed to in writing by an executive officer of the Company.

b)	I have not filed any legal proceedings, complaints or charges against any one or more of the Released Parties that has not been dismissed, discontinued, withdrawn or fully and finally resolved;

c)
I have not suffered any workplace injury that could be the basis for a workers’ compensation or other claim against the Company or any of the Released Parties and for which I have not already filed a claim;

d)
I agree to answer questions and provide information reasonably required to transfer my job duties as needed following the Termination Date. I further agree that I shall cooperate with any investigations, claims or suits which may relate to my employment or with respect to which I may have knowledge.

e)
I agree to return all Company property, equipment and materials in my possession on or before the Termination Date, including, but not limited to, keys, pagers, credit cards, calling cards, procurement cards, conference call cards, identification cards, mobile devices, laptop computers and related accessories, personal digital assistants, business equipment, home office equipment, all computer equipment, flash drives or memory sticks, and all documents and records relating in any way to the Company’s business, whether written or in electronically stored, including documents (and all copies), manuals, computer files, diskettes, customer lists and reports;

f)
I will not encourage or urge or suggest to any current or former employee of the Company or of any other of the Released Parties that she or he should file any claim or complaint against the Company or against any other of the Released Parties; and

g)
That it is my responsibility, together with my personal legal and tax advisors, to consider the effect of this Waiver/Release on my individual tax situation. It is also my responsibility to pay any taxes that any tax authority may claim are payable. I understand that neither the Company, any other of the Released Parties or any of their representatives has made any representation to me with respect to taxes.

Entire Agreement/Modification

This Waiver/Release contains the entire agreement between us; provided, that this Waiver/Release shall not affect the terms or conditions, or affect the validity of, any equity award agreement between the Company and me, any compensation plan of the Company, which will remain in full force and effect and I restate my commitment to comply with any and all applicable post-employment restrictions by my signature below. Subject to such exceptions, we agree that no other agreement, representation, or promise is valid or binding. We also agree that no modification of or change to this Waiver/Release can be binding unless it is made in writing and signed by the party to be bound.

Acknowledgements

The waiver and release of claims, including claims under the ADEA, contained in this Waiver/Release does not cover rights or claims that may arise after the date on which I sign this Waiver/Release. I acknowledge that I have been advised by the Company to consult with an attorney during the Evaluation Period (defined below) and prior to signing this Waiver/Release.
I also acknowledge and agree that the payments and benefits listed on page one (1) that I will receive for signing this Waiver/Release are in addition to anything of value to which I was already entitled. I further acknowledge that, as of the date I sign this Waiver/Release and except as provided in this Waiver/Release and as set forth in the Employment Agreement, I have received all monies and benefits from the Company to which I am or was otherwise entitled. If I participate in the Zebra Technologies Corporation Deferred Compensation Plan (the “Plan”), my eligibility to participate in the Plan will end on my Termination Date, and any amounts credited to me under the Plan will be paid, distributed or held under the Plan in accordance with the Plan terms and my elections.

Evaluation/Revocation Period

I acknowledge and agree that I have been given the opportunity to take up to twenty-one (21) days from the date I receive this Waiver and Release Agreement within which to consider and evaluate its terms (the “Evaluation Period”), and that I have voluntarily waived that Evaluation Period if I deliver signed documents prior to the expiration of those twenty-one (21) days. I understand that for a period of seven (7) days following my signing this Waiver/Release, I may revoke it by delivering a written notice of revocation to the Company, specifically to the Zebra General Counsel, so that it is received before the eighth day. It is agreed that this Waiver/Release will not become effective or enforceable until the seven (7) day revocation period has expired.

Voluntary and Knowing Execution

I declare and represent that I have carefully read and fully understand the terms of this Waiver/Release. In exchange for consideration (something of value) in addition to anything of value to which I am already entitled, I, knowingly and voluntarily, of my own free will without any duress, being fully informed and after due deliberation, accept the terms of this Waiver/Release in full compromise and settlement of all of my claims. I sign this Waiver/Release as my own free act on the date indicated below.

Applicable Law

It is agreed that the laws of the State of Illinois will govern this Waiver/Release.

Employee:                        Zebra Technologies Corporation, by:

Michael Terzich
Michael Smiley                        (printed name)

/s/ Michael Smiley         /s/ Michael Terzich
(signature)                        (signature)

November 18, 2016         November 21, 2016
(date)                            (date)

[confidential]
(email & phone)

Mail your (original) completed form to:

Zebra Technologies Corporation
Attention: General Counsel
3 Overlook Point
Lincolnshire, IL 60069

T: +1 847 634 6700 F: +1 847 821 1492